EXHIBIT 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Senior Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

Wind River Reports Strong Fourth Quarter and Fiscal Year 2005 Results

Highest Annual Cash Flow from Operations and

Deferred Revenue in Five Years

Full-Year:

•	Reported revenue increased 16% year-over-year to $235.8 million

•	Deferred revenue increased 96% year-over-year to end at $76.7 million

•	Non-GAAP earnings per share of $0.14 and GAAP earnings per share of $0.09

•	Non-GAAP cash flow from operations of approximately $42 million, excluding restructuring related payments of $4.0 million; GAAP cash flow from operations of approximately $38 million

Fourth Quarter:

•	Reported revenue increased 14% year-over-year to $63.6 million

•	Deferred revenue grew $18.7 million (32% increase) vs. the third quarter to end at $76.7 million

•	Non-GAAP earnings per share of $0.07 and GAAP earnings per share of $0.07

•	Non-GAAP cash flow from operations of approximately $13 million, excluding restructuring related payments of $700,000; GAAP cash flow from operations of approximately $12 million

•	Reduced outstanding debt by 50% by repurchasing $75 million of convertible debt

ALAMEDA, Calif., March 1, 2005— Wind River Systems, Inc. (Nasdaq: WIND), the global leader in Device Software Optimization (DSO), today reported its fourth quarter fiscal year 2005 operating results.

“Q4 demonstrated a strong finish to a year of significant transformation for Wind River. Our results reflect the increased adoption of our subscription model and product roadmap,” stated Ken Klein, president, chief executive officer and chairman of Wind River. “In the past year, we have positioned the company to take advantage of the significant shift taking place in the device software industry toward standardized commercial solutions.”

Fourth Quarter Fiscal-Year 2005 Results

Total revenue for the fourth quarter ended January 31, 2005 was $63.6 million, a 14% increase compared to revenues of $55.6 million for the fourth quarter ended January 31, 2004.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of fiscal year 2005 was $6.1 million, or earnings per share of $0.07 compared to net income of $2.4 million, or earnings per share of $0.03 for the fourth quarter of fiscal year 2004.

Non-GAAP net income for the fourth quarter of fiscal year 2005 was $6.1 million, compared to non-GAAP net income of $3.2 million for the fourth quarter of fiscal year 2004. Non-GAAP net income per share was $0.07 for the fourth quarter of fiscal year 2005, compared to non-GAAP net income per share of $0.04 for the fourth quarter of fiscal year 2004.

“Our strong operational cash flow and first profitable year in five years reflect our continued focus on high quality growth,” said Mike Zellner, chief financial officer and senior vice president, finance and administration. “In Q4, we strengthened our balance sheet by repurchasing $75.0 million of our $150.0 million outstanding convertible debt.”

Full-Year Fiscal-Year 2005 Results

Revenue for fiscal year 2005 was $235.8 million, a 16% increase from $204.1 million in fiscal year 2004. On a GAAP basis, net income for fiscal year 2005 was $7.9 million, or earnings per share of $0.09, compared to net loss of $24.6 million, or a net loss per share of $0.31 for fiscal year 2004.

Non-GAAP net income for fiscal year 2005 was $11.9 million, compared to non-GAAP net loss of $12.5 million in fiscal year 2004, or earnings per share of $0.14 in fiscal year 2005, compared to a net loss of $0.16 fiscal year 2004.

Financial Outlook

The following statements regarding our outlook for the first quarter of fiscal year 2006, fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q1 Fiscal Year 2006, Wind River expects:

•	Revenue to be between $59 million and $60 million.

•	Earnings per share to be between breakeven and $0.01 on a Non-GAAP basis.

•	Earnings per share to be between ($0.01) and breakeven on a GAAP basis.

For Fiscal Year 2006, Wind River expects:

•	Revenue to be between $265 million and $270 million.

•	Earnings per share to be between $0.25 and $0.28 on a GAAP basis.

•	Earnings per share to be between $0.27 and $0.30 on a Non-GAAP basis.

Wind River provides non-GAAP net income, net loss, net income per share, net loss per share data and cash flow from operations as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income, net loss, net income per share and net loss per share for the three and twelve-month periods ended January 31, 2005 and 2004 were computed by adjusting GAAP net income, net loss, net income per share and net loss per share data to exclude amortization of purchased and other intangibles and impairment of purchased intangibles, gain on investments and technology, restructuring-related costs and other, aquisition-related costs, costs (benefit) associated with separation of former CEO, litigation costs, realized loss on repurchase of bonds and gain on disposal of asset. The non-GAAP earnings per share forecast for the three-month period ending April 30, 2005 and twelve-month period ending January 31, 2006 was computed by adjusting GAAP earnings per share to exclude potential restructuring charges and the potential impact of amortization associated with the acquisition of certain assets in the fiscal fourth quarter. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River provides a reconciliation of its GAAP and non-GAAP net income, net loss, net income per share and net loss per share data for the three and twelve-month periods ended January 31, 2005 and 2004 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific Time on March 1, 2005 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=91814&eventID=850649. A telephone replay of the conference call will be available after 8:30 a.m. Pacific Time on March 1, 2005 until 11:59 p.m. Pacific Time on March 8, 2005. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 2544812. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome,

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company enables customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-800-872-4977.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share and cash flows for the first quarter ending April 30, 2005 and the fiscal year ending January 31, 2006, continued growth in Wind River’s business and Wind River’s continued ability to help its customers develop and run their device software better, faster, at lower cost and more reliably, to act as a catalyst to the industry to shift to commercial industry standards and to transform its partner ecosystem and its distribution channel. In addition, Wind River has not completed its 10-K review process for the fiscal year ended January 31, 2005 and, accordingly, the operating results for fourth quarter fiscal year 2005 and the fiscal year ended January 31, 2005 in this press release may be adjusted upon completion of its audit. Actual operating results for this period could be different based on factors such as purchase price allocations related to its acquisition of certain assets in the fiscal fourth quarter and tax and certain other adjustments. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new business models, products and market strategies, the ability of its customers to sell products that include the company’s software, the impact of competitive products and pricing, the success of the company’s strategic relationships, the impact of changes to accounting for stock-based compensation pursuant to FASBs statement of financial accounting standards No. 123, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended January 31,		Twelve months ended January 31,
	2005	2004	2005	2004
Revenues, net:
Product	$33,383	$33,267	$123,588	$116,784
Subscription	14,760	6,630	48,984	19,125
Services	15,458	15,680	63,234	68,210

Total revenues	63,601	55,577	235,806	204,119

Cost of revenues:
Product	1,537	1,599	5,747	9,642
Subscription	2,898	1,795	11,259	5,333
Services	8,491	8,324	32,835	36,146
Amortization of purchased intangibles	16	1,302	1,646	5,482

Total cost of revenues	12,942	13,020	51,487	56,603

Gross profit	50,659	42,557	184,319	147,516

Operating expenses:
Selling and marketing	23,070	19,762	89,692	84,817
Product development and engineering	15,003	14,451	59,344	56,673
General and administrative	5,438	5,725	21,161	25,816
Amortization of other intangibles	—	185	527	1,045
Restructuring and other	589	(20)	2,959	2,967
Acquisition-related reversals	—	(367)	—	(367)
Impairment of purchased intangibles	—	—	—	1,400

Total operating expenses	44,100	39,736	173,683	172,351

Income (loss) from operations	6,559	2,821	10,636	(24,835)
Other income (expense), net	349	88	(283)	2,671

Net income (loss) before provision for income taxes	6,908	2,909	10,353	(22,164)
Provision for income taxes	839	489	2,479	2,400

Net income (loss)	$6,069	$2,420	$7,874	$(24,564)

Net income (loss) per share:
Basic	$0.07	$0.03	$0.10	$(0.31)
Diluted	$0.07	$0.03	$0.09	$(0.31)
Shares used in per share calculation:
Basic	83,098	80,449	82,181	80,056
Diluted	86,465	81,662	84,906	80,056
Reconciliation to Non-GAAP net income (loss)
Net income (loss)	$6,069	$2,420	$7,874	$(24,564)
Amortization of purchased and other intangibles and impairment of purchased intangibles	16	1,487	2,173	7,927
Acquisition-related costs	—	(367)	—	(367)
Gain on disposal of asset	(1,982)	—	(1,982)	—
Gain on investments and technology	—	(418)	(513)	(1,034)
Realized loss on repurchase of bonds	1,399		1,399
Restructuring-related costs and other	589	(20)	2,959	2,967
Litigation costs	—	200	—	200
Costs (benefit) associated with separation of former CEO	—	(86)	—	2,362

Non-GAAP net income (loss)	$6,091	$3,216	$11,910	$(12,509)

Non-GAAP net income (loss) per share:
Basic and Diluted	$0.07	$0.04	$0.14	$(0.16)
Shares used in per share calculation:
Basic	83,098	80,449	82,181	80,056
Diluted	86,465	81,662	84,906	80,056

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31, 2005	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$22,312	$32,254
Short-term investments	24,605	19,580
Accounts receivable, net	62,384	43,153
Prepaid and other current assets	12,366	10,301

Total current assets	$121,667	$105,288

Investments	147,877	162,661
Property and equipment, net	79,771	92,388
Intangibles, net	94,505	86,612
Other assets	8,414	9,271
Restricted investments	—	46,332

Total assets	$452,234	$502,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,328	$2,744
Accrued liabilities	16,273	15,097
Accrued restructuring costs	1,560	2,851
Accrued compensation	19,455	15,689
Income taxes payable	2,879	2,559
Deferred revenues	65,209	39,128

Total current liabilities	$108,704	$78,068

Convertible subordinated debt	75,000	150,000
Other long-term debt	—	40,000
Long-term deferred revenues	11,492	—
Other long-term liabilities	1,543	1,468

Total liabilities	$196,739	$269,536

Stockholders’ equity:
Common stock	85	83
Additional paid-in-capital	769,794	753,257
Loan to stockholder	—	(1,872)
Treasury stock, at cost	(31,972)	(32,860)
Accumulated other comprehensive loss	(5,621)	(468)
Accumulated deficit	(476,791)	(485,124)

Total stockholders’ equity	255,495	233,016
Total liabilities and stockholders’ equity	$452,234	$502,552

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